Exhibit 10.11

To: _________________________

2002 STOCK INCENTIVE PLAN

Restricted Performance Share Award

The McGraw-Hill Companies, Inc., hereby grants to you a Restricted Performance Share Award for __________shares of Common Stock of the Company, subject to the following terms and conditions:

The Restricted Performance Share Award is issued in accordance with and subject to the provisions of the 2002 Stock Incentive Plan, as amended, and the Terms and Conditions for such Award. This Restricted Performance Share Award shall mature on _________, 200_.

The determination of the shares earned will be made following the maturity date of the Award, subject to the achievement of the performance goal established for this Award.

In the event of any error in recording here the amount or amounts of any award or awards made by the Compensation Committee, the official records of the Committee’s action shall control.

The McGraw-Hill Companies, Inc.

James R. Clemens
Senior Vice President
Rewards & Recognition

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